UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

PATRIOT NATIONAL, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

April 8, 2016

Dear Stockholder:

Please join us for Patriot National, Inc.’s Annual Meeting of Stockholders to be held on Wednesday, May 25, 2016, at 10:00 a.m., Eastern Daylight Time. This year’s annual meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast. You will be able to attend the annual meeting of stockholders online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/PN2016. You also will be able to vote your shares electronically at the annual meeting.

Details regarding how to attend the meeting online and the business to be conducted at the annual meeting are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.

This year we are providing access to our proxy materials over the Internet under the U.S. Securities and Exchange Commission’s “notice and access” rules. As a result, we are mailing to many of our stockholders a notice instead of a paper copy of this proxy statement and our 2015 Annual Report. The notice contains instructions on how to access those documents over the Internet. The notice also contains instructions on how each of those stockholders can receive a paper copy of our proxy materials, including this proxy statement, our 2015 Annual Report, and a form of proxy card or voting instruction card. All stockholders who do not receive a notice, including stockholders who have previously requested to receive paper copies of proxy materials, will receive a paper copy of the proxy materials by mail unless they have previously requested delivery of proxy materials electronically.

Attached to this letter are a Notice of Annual Meeting of Stockholders and Proxy Statement, which describe the business to be conducted at the meeting. This proxy statement and annual report are first being sent or made available to stockholders on or about April 8, 2016. We urge you to read the accompanying materials regarding the matters to be voted on at the meeting and to submit your voting instructions by proxy. The Board of Directors recommends that you vote “FOR” each of the proposals listed on the attached notice.

Your vote is important to us. You may vote your shares by proxy on the Internet, by telephone or by completing, signing and promptly returning a proxy card, or you may vote in person at the Annual Meeting.

Thank you for your continued support of Patriot National, Inc.

Sincerely,

Steven M. Mariano

Steven M. Mariano
Chairman, President and Chief Executive Officer

PATRIOT NATIONAL, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	10:00 a.m., Eastern Daylight Time, on Wednesday, May 25, 2016

PLACE	Online at www.virtualshareholdermeeting.com/PN2016

ITEMS OF BUSINESS	1. To elect the two Class I director nominees listed in the Proxy Statement.

2. To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for 2016.

3. To consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

RECORD DATE	You may vote at the Annual Meeting if you were a stockholder of record at the close of business on March 30, 2016.

VIRTUAL MEETING ADMISSION

Stockholders of record as of March 30, 2016, will be able to participate in the annual meeting by visiting www.virtualshareholdermeeting.com/PN2016. To participate in the annual meeting, you will need the 16-digit control number included on your notice of Internet availability of the proxy materials, on your proxy card or on the instructions that accompanied your proxy materials.

The annual meeting will begin promptly at 10:00 a.m., Eastern Daylight Time. Online check-in will begin at 9:30 a.m., Eastern Daylight Time, and you should allow ample time for the online check-in procedures.

VOTING BY PROXY	To ensure your shares are voted, you may vote your shares over the Internet, by telephone or by completing, signing and returning a proxy card. Voting procedures are described on the following page.

By Order of the Board of Directors,

Christopher A. Pesch

Christopher A. Pesch
Executive Vice President, General Counsel, Chief Legal Officer and Secretary

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to Be Held on May 25, 2016:

This Proxy Statement and our Annual Report are available free of charge at ir.patnat.com.

PROXY VOTING METHODS

If, at the close of business on March 30, 2016, you were a stockholder of record or held shares through a broker or bank, you may vote your shares by proxy at the Annual Meeting. If you were a stockholder of record, you may vote your shares over the Internet, by telephone or by mail, or you may vote in person at the Annual Meeting. You may also revoke your proxies in the manner described in the General Information section of this Proxy Statement. For shares held through a broker, bank or other nominee, you may vote by submitting voting instructions to your broker, bank or other nominee.

If you are a stockholder of record, your vote must be received by 11:59 p.m., Eastern Daylight Time, on May 24, 2016 to be counted. If you hold shares through a broker, bank or other nominee, please refer to information from your bank, broker or nominee for voting instructions.

To vote by proxy if you are a stockholder of record:

BY INTERNET

•	Go to the website www.virtualshareholdermeeting.com/PN2016 and follow the instructions, 24 hours a day, seven days a week.
•	You will need the 16-digit number included on your Notice of Internet Availability of Proxy Materials or on your proxy card.

BY TELEPHONE

•	From a touch-tone telephone, dial 1-800-690-6903 and follow the recorded instructions, 24 hours a day, seven days a week.
•	You will need the 16-digit number included on your Notice of Internet Availability of Proxy Materials or on your proxy card in order to vote by telephone.

BY MAIL

•	If you have not already received a proxy card, you may request a proxy card from us by following the instructions on your Notice of Internet Availability of Proxy Materials.
•	Mark your selections on the proxy card.
•	Date and sign your name exactly as it appears on your proxy card.
•	Mail the proxy card in the enclosed postage-paid envelope provided to you.

YOUR VOTE IS IMPORTANT TO US. THANK YOU FOR VOTING.

PATRIOT NATIONAL, INC.

401 East Las Olas Boulevard, Suite 1650

Fort Lauderdale, Florida  33301

Telephone: (954) 670-2900

PROXY STATEMENT

Annual Meeting of Stockholders

May 25, 2016

GENERAL INFORMATION

Why am I being provided with these materials?

We are providing this proxy statement to you in connection with the solicitation by the Board of Directors (the “Board” or “Board of Directors”) of Patriot National, Inc. of proxies to be voted at our Annual Meeting of Stockholders to be held on May 25, 2016 (the “Annual Meeting”) and at any postponements or adjournments of the Annual Meeting. We either (1) mailed you a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) notifying each stockholder entitled to vote at the Annual Meeting how to vote and how to electronically access a copy of this proxy statement and our Annual Report for the fiscal year ended December 31, 2015 (referred to as the “Proxy Materials”) or (2) mailed you a paper copy of the Proxy Materials and a proxy card in paper format. If you have not received, but would like to receive, a paper copy of the Proxy Materials and a proxy card in paper format, you should follow the instructions for requesting such materials contained in the Notice of Internet Availability. Except where the context requires otherwise, references to “the Company,” “we,” “us” and “our” refer to Patriot National, Inc.

What am I voting on?

There are two proposals scheduled to be voted on at the Annual Meeting:

•	Proposal No. 1: Election of the two Class I director nominees listed in this Proxy Statement.
•	Proposal No. 2: Ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for 2016.

Who is entitled to vote?

Stockholders as of the close of business on March 30, 2016 (the “Record Date”) may vote at the Annual Meeting. As of that date, there were 27,176,441 shares of common stock outstanding. You have one vote for each share of common stock held by you as of the Record Date, including shares:

•	Held directly in your name as “stockholder of record” (also referred to as “registered stockholder”); and
•

Held for you in an account with a broker, bank or other nominee (shares held in “street name”). Street name holders generally cannot vote their shares directly and instead must instruct the brokerage firm, bank or nominee how to vote their shares.

What constitutes a quorum?

The holders of record of a majority of the voting power of the issued and outstanding shares of capital stock entitled to vote at the Annual Meeting must be present in person or represented by proxy to constitute a quorum for the Annual Meeting. Abstentions and “broker non-votes” are counted as present for purposes of determining a quorum.

How many votes are required to approve each proposal?

Under our Amended and Restated Bylaws (the “Bylaws”), directors are elected by a plurality vote, which means that the director nominees with the greatest number of votes cast, even if less than a majority, will be elected. There is no cumulative voting.

Under our Bylaws, the proposal to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for 2016 (Proposal No. 2) requires a majority of the votes cast. It is important to note that the proposal to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for 2016 (Proposal No. 2) is non-binding and advisory.

What is a “broker non-vote”?

A broker non-vote occurs when shares held through a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder who beneficially owns the shares and (2) the broker lacks the authority to vote the shares at its discretion. Under current New York Stock Exchange (“NYSE”) rules, Proposal No. 1 is considered a non-routine matter, and a broker will lack the authority to vote uninstructed shares at their discretion on this proposal. Proposal No. 2 is considered a routine matter, and a broker will be permitted to exercise its discretion to vote uninstructed shares on this proposal.

How are votes counted?

With respect to the election of directors (Proposal No. 1), you may vote “FOR” or “WITHHOLD” with respect to each nominee. Votes that are “WITHHELD” will have the same effect as an abstention and will not count as a vote “FOR” or “AGAINST” a director because directors are elected by plurality voting. Broker non-votes will have no effect on the outcome of Proposal No. 1.

With respect to the ratification of our independent registered public accounting firm (Proposal No. 2), you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions are not counted as either “FOR” or “AGAINST” this proposal and therefore do not affect the outcome of this proposal. There are no broker non-votes with respect to Proposal No. 2, as brokers are permitted to exercise discretion to vote uninstructed shares on this proposal.

If you sign and submit your proxy card without providing voting instructions, your shares will be voted in accordance with the recommendation of the Board with respect to the Proposals.

How does the Board recommend that I vote?

Our Board recommends that you vote your shares:

•	“FOR” each of the Class I director nominees set forth in this Proxy Statement; and
•	“FOR” the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for 2016.

Who will count the vote?

Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspectors of election.

Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the full set of proxy materials?

We are using the SEC rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to many of our stockholders a notice of the Internet availability of the proxy materials instead of a paper copy of the proxy materials. All stockholders receiving the notice will have the ability to access the proxy materials over the Internet and request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the notice of the Internet availability of the proxy materials. In addition, the notice contains instructions on how you may request access to proxy materials in printed form by mail or electronically on an ongoing basis.

How do I vote my shares without attending the Annual Meeting?

If you are a stockholder of record, you may vote by authorizing a proxy to vote on your behalf at the Annual Meeting. Specifically, you may authorize a proxy:

•

By Internet—You may submit your proxy by going to www.virtualshareholdermeeting.com/PN2016 and by following the instructions on how to complete an electronic proxy card. You will need the 16-digit number included on your Notice of Internet Availability or your proxy card in order to vote by Internet.

•

By Telephone—You may submit your proxy by dialing 1-800-690-6903 and by following the recorded instructions. You will need the 16-digit number included on your Notice of Internet Availability or on your proxy card in order to vote by telephone.

•

By Mail—If you have received a proxy card, you may vote by mail by signing and dating the enclosed proxy card where indicated and by returning the card in the postage-paid envelope provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

Internet and telephone voting facilities will close at 11:59 p.m., Eastern Daylight Time, on May 24, 2016, for the voting of shares held by stockholders of record as of the Record Date. Proxy cards with respect to shares held of record must be received no later than May 24, 2016.

If you hold your shares in street name, you may submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to information from your bank, broker or other nominee on how to submit voting instructions.

What does it mean if I receive more than one Notice of Internet Availability or proxy card on or about the same time?

It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, please vote once for each Notice of Internet Availability or proxy card you receive.

May I change my vote or revoke my proxy?

Yes. Whether you have voted by Internet, telephone or mail, if you are a stockholder of record, you may change your vote and revoke your proxy by:

•	voting by Internet or telephone at a later time than your previous vote and before the closing of those voting facilities at 11:59 p.m., Eastern Daylight Time, on May 24, 2016;
•	submitting a properly signed proxy card, which has a later date than your previous vote, and that is received no later than May 24, 2016; or
•	delivering a written statement to that effect to our Secretary, provided such statement is received no later than May 24, 2016.

If you hold shares in street name, please refer to information from your bank, broker or other nominee on how to revoke or submit new voting instructions.

Could other matters be decided at the Annual Meeting?

As of the date of this Proxy Statement, we do not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the Annual Meeting for consideration and you are a stockholder of record and have voted by Internet, telephone or mail, the named proxies will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by our directors, officers or employees of the Company (for no additional compensation) in person or by telephone, e-mail or other means of communication. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Our amended and restated certificate of incorporation provides for a classified board of directors divided into three classes. Steven M. Mariano and Austin J. Shanfelter constitute a class with a term that expires at the annual meeting of stockholders in 2016 (the “Class I Directors”); John R. Del Pizzo and Quentin P. Smith constitute a class with a term that expires at the annual meeting of stockholders in 2017 (the “Class II Directors”); and Charles H. Walsh and Michael J. Corey constitute a class with a term that expires at the Annual Meeting of Stockholders in 2018 (the “Class III Directors”).

Upon the recommendation of the Nominating and Corporate Governance Committee, the full Board has considered and nominated the following slate of Class I nominees for a three-year term expiring at the annual meeting of stockholders in 2019: Steven M. Mariano and Austin J. Shanfelter.  Action will be taken at the Annual Meeting for the election of these two Class I director nominees.

Unless otherwise instructed, the persons named in the form of proxy card (the “proxyholders”) attached to this proxy statement intend to vote the proxies held by them for the election of Steven M. Mariano and Austin J. Shanfelter. All of the nominees have indicated that they will be willing and able to serve as directors. If any nominee becomes unwilling or unable to serve as a director, the Board may propose another person in place of that nominee, and the individuals designated as your proxies will vote to appoint that proposed person. Alternatively, the Board may decide to reduce the number of directors constituting the full Board.

Nominees for Election to the Board of Directors in 2016

The following information describes the offices held, other business directorships and the class and term of each director nominee. Beneficial ownership of equity securities of the director nominees is shown under “Ownership of Securities” below.

		Class I – Nominees for Term Expiring in 2019
Name	Age	Principal Occupation and Other Information
Steven M. Mariano	51

Mr. Mariano, our founder, has served as our Chairman, President and Chief Executive Officer since our reorganization in November 2013. He is responsible for the overall direction and management of our operations and financial and strategic planning. He is an entrepreneur and businessman with 20 years of experience in the insurance industry. Mr. Mariano founded Strategic Outsourcing Inc., a professional staffing company, which was sold to Union Planters Bank (which was acquired by Regions Financial Corporation) in 2000. In 2003, Mr. Mariano formed Patriot Risk Management, Inc. to acquire Guarantee Insurance. Shortly thereafter he formed Patriot Risk Services, Inc. to provide fee-based care management, captive consulting, bill review, network development and other claims related services to Guarantee Insurance and other clients. Mr. Mariano was the Chairman and Chief Executive Officer of Guarantee Insurance from September 2003 until January 6, 2015.

Austin J. Shanfelter	58

Mr. Shanfelter joined our board of directors in June 2014, having served on the board of directors of Guarantee Insurance Group since October 2010. From October 2009 to August 2015, Mr. Shanfelter was the Chairman and majority stockholder of Global HR Research LLC, an employee life cycle management company which we acquired in August 2015. He has served on the board of directors of Orion Marine Group, Inc., a civil marine contractor, since May 2007, where he has served as Chairman of the compensation committee since May 2007 and as a member of the nominating and governance committee since May 2010. He has also served on the board of directors of Sabre Industries, Inc., a provider of utility and other infrastructure. In addition, Mr. Shanfelter is a member of the board of directors of the Power and Communications Contractors Association, an industry trade group. Mr. Shanfelter holds a Bachelor of Science degree in Health from Lock Haven University of Pennsylvania.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE
ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

		Class II – Directors Whose Term Expires in 2017
Name	Age	Principal Occupation and Other Information
John R. Del Pizzo	69

Mr. Del Pizzo joined our board of directors in June 2014, having served on the board of directors of Guarantee Insurance from September 2003 to June 2014. He also served on the board of directors of Patriot Risk Management, Inc. and as the Chairman of its Audit Committee from 2003 to 2011. Previously, he also served on the board of directors of Strategic Outsourcing Inc., a professional staffing company, and served as President of ATS of Pennsylvania, a subsidiary of Strategic Outsourcing Inc., from 1992 to 2000. Since 1995, Mr. Del Pizzo has served as the Founder and President of Del Pizzo and Associates, an accounting and business advisory firm. Mr. Del Pizzo is a certified public accountant and holds a Bachelor of Science degree in Marketing Management from St. Joseph’s University and a Master’s degree in Business Administration in Finance from Drexel University.

Quentin P. Smith	64

Mr. Smith joined our board of directors in January 2015. Since April 1996, Mr. Smith has served as the president of Cadre Business Advisors LLC, a professional management consulting firm. Previously, he was Partner-in-Charge of Arthur Andersen’s Desert Southwest business consulting practice providing business development and client engagement management services from April 1993 to April 1995. Mr. Smith serves as a director of STORE Capital, a publicly traded REIT, and is the chairman of the compensation and governance committees of the board of directors of Banner Health, a non-profit healthcare system based in Phoenix, Arizona. He received his Bachelor’s degree in Industrial Management and Computer Science from the Krannert School of Business at Purdue University and his Master’s degree in Business Administration from Pepperdine University.

		Class III– Directors Whose Term Expires in 2018
Name	Age	Principal Occupation and Other Information
Charles H. Walsh	84

Mr. Walsh joined our board of directors in January 2015. Since 1983, Mr. Walsh has served as the Managing Partner of Walsh Partners Real Estate Development, a real estate development company. In addition, he has served as a member of the board of directors of the Chicago White Sox since 1984 and as a member of the board of directors of the Chicago Bulls since 1985. Mr. Walsh holds a Bachelor of Science degree in Business Administration from Northwestern University.

Michael J. Corey	76

Mr. Corey joined our board of directors in January 2016. Mr. Corey serves as a senior partner of The Corey Search Group, Inc., an advisory firm dedicated to executive search, strategic and succession planning for the insurance and financial services industries. Prior to joining The Corey Search Group, Mr. Corey has held senior positions with Caldwell Partners, MJC Ventures, Inc., Heidrick & Struggles and Highland Partners (acquired by Heidrick & Struggles), Lamalie & Associates, and Ward Howell. From 1984-1995, Mr. Corey was the owner and CEO for the Chicago Search Group. Mr. Corey has served as a trustee and a trustee emeritus with the Actuarial Foundation and as a board member of the Irish Life Assurance Company. He currently serves as a trustee on the board of the American College. Mr. Corey holds a Bachelor of Science degree in Business Administration from Northern Illinois University.

THE BOARD OF DIRECTORS AND CERTAIN GOVERNANCE MATTERS

Our Board of Directors directs and oversees the management of our business and affairs and has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.  In addition, from time to time, special committees may be established under the direction of the Board of Directors when necessary to address specific issues.

Director Independence and Independence Determinations

Under our Corporate Governance Guidelines and NYSE rules, a director is not independent unless our Board of Directors affirmatively determines that he or she does not have a material relationship with us or any of our subsidiaries (either directly or as a partner, stockholder or officer of an organization that has a relationship with us or any of our subsidiaries).

Our Corporate Governance Guidelines define an “independent” director in accordance with Section 303A.02 of the NYSE’s Listed Company Manual. In addition, audit and compensation committee members are subject to the additional independence requirements of applicable SEC rules and NYSE listing standards. Our Corporate Governance Guidelines require our Board of Directors to review the independence of all directors at least annually.

In the event a director has a relationship with the Company that is relevant to his or her independence and is not addressed by the objective tests set forth in the NYSE independence definition, our Board of Directors will determine, considering all relevant facts and circumstances, whether such relationship is material.

Our Board of Directors has affirmatively determined that each of Messrs. Corey, Shanfelter, Smith and Walsh is independent under all applicable standards, including with respect to committee membership.

Director Nomination Process

Our Board seeks to ensure that it is composed of members whose particular experience, qualifications, attributes and skills, when taken together, will allow the Board to satisfy its oversight responsibilities effectively. As specified in our Corporate Governance Guidelines, in identifying candidates for membership on the Board, the Nominating and Corporate Governance Committee takes into account (1) minimum individual qualifications, such as industry knowledge or business experience, strength of character and mature judgment, and (2) any other factors it considers appropriate, including alignment with our stockholders. In considering candidates for the Board, the Nominating and Corporate Governance Committee also assesses the size, composition and combined expertise of the Board. As the application of these factors involves the exercise of judgment, the Nominating and Corporate Governance Committee does not have a standard set of fixed qualifications that is applicable to all director candidates, although the Nominating and Corporate Governance Committee does at a minimum assess each candidate’s strength of character, mature judgment, industry knowledge or business experience and his or her ability to satisfy independence standards. In addition, while the Board considers diversity of viewpoints, background and experiences, the Board does not have a formal diversity policy. In identifying prospective director candidates, the Nominating and Corporate Governance Committee may seek referrals from other members of the Board, management, stockholders and other sources, including third party recommendations. The Nominating and Corporate Governance Committee also may, but need not, retain a search firm in order to assist it in identifying candidates to serve as directors of the Company. The Nominating and Corporate Governance Committee utilizes the same criteria for evaluating candidates regardless of the source of the referral. Mr. Corey, who joined the Board in January 2016, was recommended to the Nominating and Corporate Governance Committee by Mr. Smith.

In connection with its annual recommendation of a slate of nominees, the Nominating and Corporate Governance Committee also may assess the contributions of those directors recommended for re-election in the context of the Board evaluation process and other perceived needs of the Board.

When considering whether the nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of our business and structure, the Board focused primarily on the nominees’ contributions to our and our subsidiaries’ success in recent years and on information discussed in each of the nominee’s biographical information set forth above. We believe that our director nominees provide an appropriate mix of experience and skills relevant to the size and nature of our business. In particular, with respect to Mr. Mariano, our Board of Directors considered his extensive experience in the insurance industry and entrepreneurial background, and with respect to Mr. Shanfelter, our Board of Directors considered his experience and knowledge acquired serving on the boards of directors of other companies.

This process resulted in the Board’s nomination of the incumbent Class I directors named in this Proxy Statement and proposed for election by you at the upcoming Annual Meeting.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. Stockholders wishing to propose a candidate for consideration may do so by submitting the proposed candidate’s full name and address, résumé and biographical information to the attention of the Secretary of the Company, Patriot National, Inc., 401 East Las Olas Boulevard, Suite 1650, Fort Lauderdale, Florida 33301. All recommendations for nomination received by the Secretary that satisfy our Bylaw requirements relating to director nominations will be presented to the Nominating and Governance Committee for its consideration.

Executive Sessions

Executive sessions, which are meetings of the non-management members of the Board, are regularly scheduled throughout the year. In addition, at least once a year, the independent directors will meet in a private session that excludes management and any non-independent directors. Mr. Smith presides at the executive sessions.

Leadership Structure

Mr. Mariano has served as our Chairman, President and Chief Executive Officer since our reorganization in November 2013.  As provided in our Corporate Governance Guidelines, the Board does not have a policy on whether or not the roles of Chairman and Chief Executive Officer should be separate. Accordingly, the Board of Directors believes that it should be free to make a choice from time to time regarding a leadership structure that is in the best interests of the Company and its stockholders. At this time, the Board believes that the Company’s current Chief Executive Officer is best situated to serve as Chairman. Mr. Mariano founded the Company and is highly knowledgeable with respect to the Company’s business, operations and industry. Mr. Mariano is well positioned to identify strategic priorities and lead the Board’s consideration and analysis of such priorities. The Board believes that the Company’s current combined role of Chairman and Chief Executive Officer promotes consistency and efficiency in the development and execution of the Company’s business strategy. The Board does not have a lead independent director.  Rather, all of the independent directors play an active role on the Board and possess the critical experience and business judgment to help guide our Company and provide the Chairman with crucial insight to develop and execute the Company’s business strategy.

Communications with the Board

As described in our Corporate Governance Guidelines, stockholders and other interested parties who wish to communicate with the chairperson of any of the Audit, Compensation or Nominating and Corporate Governance Committees, or to the non-management or independent directors as a group, may do so by (1) addressing such communications or concerns to the Executive Vice President, General Counsel and Chief Legal Officer of the Company, 401 East Las Olas Boulevard, Suite 1650, Fort Lauderdale, Florida 33301, who will forward such communication to the appropriate party, or (2) sending an e-mail to cpesch@patnat.com.  Such communications may be done confidentially or anonymously.

Board Committees and Meetings

The following table summarizes the current membership of each of the Board’s Committees.

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Michael J. Corey	X	X	X
Austin J. Shanfelter	Chair		X
Quentin P. Smith	X	Chair
Charles H. Walsh	X	X	Chair

All directors are expected to make their best effort to attend all meetings of the Board, meetings of the committees of which they are members and the annual meeting of stockholders. During the year ended December 31, 2015, the Board held four meetings, the Audit Committee held four meetings, the Compensation Committee held four meetings and the Nominating and Corporate Governance Committee held four meetings. During fiscal 2015, all of our directors attended at least 75% of the meetings of the Board and committees during the time in which he served as a member of the Board or such committee.

Audit Committee

Our Audit Committee consists of Messrs. Corey, Shanfelter, Smith and Walsh, with Mr. Shanfelter serving as chair. All members of the Audit Committee have been determined to be “independent,” consistent with our Audit Committee charter, Corporate Governance Guidelines, SEC rules and the NYSE listing standards applicable to boards of directors in general and audit committees in particular. Our Board of Directors has also determined that each of the members of the Audit Committee is “financially literate” within the meaning of the listing standards of the NYSE. In addition, our Board of Directors has determined that Mr. Shanfelter qualifies as an audit committee financial expert as defined by applicable SEC regulations.

The duties and responsibilities of the Audit Committee are set forth in its charter, which may be found at www.patnat.com under Investor Relations: Corporate Governance: Governance Documents: Audit Committee Charter, and include assisting the Board of Directors in overseeing the following:

•	the quality and integrity of our financial statements, our financial reporting process and our systems of internal accounting and financial controls;;
•	our compliance with legal and regulatory requirements;
•	the independent auditor’s qualification, performance and independence;
•	the performance of our internal audit function; and
•	the evaluation of risk assessment and risk management issues.

The Audit Committee shall also prepare the report of the committee required by the rules and regulations of the SEC to be included in our annual proxy statement.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Messrs. Corey, Shanfelter, and Walsh, with Mr. Walsh serving as chair. Each of Messrs. Corey, Shanfelter, Smith and Walsh has been determined to be “independent” as defined by our Corporate Governance Guidelines and the NYSE listing standards.

The duties and responsibilities of the Nominating and Corporate Governance Committee are set forth in its charter, which may be found at www.patnat.com under Investor Relations: Corporate Governance: Governance Documents: Nominating and Corporate Governance Committee Charter, and include the following:

•

identifying individuals qualified to become members of our Board of Directors, and selecting, or recommending that our Board of Directors select, the director nominees for each annual meeting of stockholders or to otherwise fill vacancies or newly created directorships on the Board of Directors;

•	overseeing the evaluation of the performance of our Board of Directors and management;
•	reviewing and recommending to our Board of Directors committee structure, membership and operations;
•	recommend to the Board the members of the board to serve on the various committees of the Board; and
•	developing and recommending to our Board of Directors a set of corporate governance guidelines applicable to us.

Compensation Committee

Our Compensation Committee consists of Messrs. Corey, Smith and Walsh, with Mr. Smith serving as chair. Each of Messrs. Corey, Smith and Walsh has been determined to be “independent” as defined by our Corporate Governance Guidelines and the NYSE listing standards applicable to boards of directors in general and compensation committees in particular.

The duties and responsibilities of the Compensation Committee are set forth in its charter, which may be found at www.patnat.com under Investor Relations: Corporate Governance: Governance Documents: Compensation Committee Charter, and include the following:

•	oversight of our executive compensation policies and practices;
•	reviewing and approving matters related to the compensation of our Chief Executive Officer and our other executive officers; and
•	overseeing administration and monitoring of our incentive and equity-based compensation plans.

Compensation Determination Process

Our Compensation Committee makes the final determination regarding the annual compensation of our chairman and chief executive officer and our other executive officers, taking into consideration, among other things, each individual’s performance and contributions to the Company. As part of the Compensation Committee's compensation setting process, the Chief Executive Officer will make recommendations to the Compensation Committee regarding compensation for executive officers other than himself, and the Compensation Committee may also invite other Company employees from time to time to make presentations, provide financial or other background information or advice or to otherwise participate in meetings.  Our Chief Executive Officer and other executive officers do not participate in the determination of their own respective compensation or the compensation of directors. With respect to director compensation, our Compensation Committee reviews and recommends to the full Board of Directors the compensation of non-management directors, and the full Board then reviews these recommendations and makes a final determination on the compensation of our non-management directors.

The Compensation Committee has retained Willis Towers Watson, PLC as the Board’s compensation consultant to determine or recommend the amount or form of executive or director compensation and to assist it in developing, implementing and maintaining appropriate compensation philosophies and plans.

Committee Charters and Corporate Governance Guidelines

Our commitment to good corporate governance is reflected in our Corporate Governance Guidelines, which describe our Board of Directors’ views and policies on a wide range of governance topics. These Corporate Governance Guidelines are reviewed from time to time by our Nominating and Corporate Governance Committee and, to the extent deemed appropriate in light of emerging practices, revised accordingly, upon recommendation to and approval by our Board of Directors.

Our Corporate Governance Guidelines, Audit, Compensation and Nominating and Corporate Governance Committee charters, and other corporate governance information are available on our website at www.patnat.com under Investor Relations: Corporate Governance: Governance Documents.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to all of our directors, officers and employees, including our Chairman and Chief Executive Officer and Chief Financial Officer and other senior executive officers. The Code of Business Conduct and Ethics sets forth our policies and expectations on a number of topics, including conflicts of interest, compliance with laws, use of our assets and business conduct and fair dealing.  A current copy of the code is posted on our website, which is located at www.patnat.com. We will, if required, disclose within four business days amendments to or waivers from the code of business conduct and ethics that apply to our directors and executive officers, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website at www.patnat.com rather than by filing a Form 8-K.

Oversight of Risk Management

The Board has extensive involvement in the oversight of risk management related to us and our business and accomplishes this oversight through the regular reporting by the Audit Committee. The Audit Committee represents the Board by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements, the surveillance of administrative and financial controls, our compliance with legal and regulatory requirements and our enterprise risk management program. Through its regular meetings with management, including the finance, legal and internal audit functions, the Audit Committee reviews and discusses all significant areas of our business and summarizes for the Board all areas of risk and the appropriate mitigating factors. In addition, our Board receives periodic detailed operating performance reviews from management.

Executive Officers of the Company

Set forth below is certain information regarding each of our current executive officers other than Steven M. Mariano, whose biographical information is presented under “Nominees for Election to the Board of Directors in 2016.”

Name	Age	Principal Occupation and Other Information
Timothy J. Ermatinger	67

Mr. Ermatinger has been our Executive Vice President and President of Patriot Care Management, Inc. since August 2014. Previously, he served in a similar capacity as Executive Vice President of Managed Care Risk Services, Inc. (renamed Patriot Care Management, Inc.) from June 2011 to August 2014. Prior to that, he served as President of Patriot Risk Services, Inc., providing various fee-for-service care management solutions for Guarantee Insurance and other carrier clients from August 2006 to June 2011. He is a certified public accountant and earned his Bachelor’s degree in accounting from the University of Detroit.

Michael W. Grandstaff	56

Mr. Grandstaff has been our Executive Vice President in charge of Strategic Planning and Acquisitions since August 2014. Previously, Mr. Grandstaff had served as Senior Vice President, Executive Vice President and Chief Financial Officer of Guarantee Insurance Group from February 2008 to August 2014. Prior to joining Guarantee Insurance Group, Mr. Grandstaff served in a number of financial leadership roles with insurance and insurance services organizations, including as Chief Financial Officer of American Community Mutual Insurance Company, a mutual health insurance company, from June 2002 to November 2007. Mr. Grandstaff is a certified public accountant and holds a Bachelor of Arts degree and Master’s degree in Business Administration in Accounting from Michigan State University.

Judith L. Haddad	56

Ms. Haddad has been our Executive Vice President and Chief Information and Technology Officer since August 2014. Previously, Ms. Haddad had served in a similar capacity for Guarantee Insurance Group from August 2008 to August 2014. Prior to joining Guarantee Insurance Group, Ms. Haddad served in a number of executive and consulting roles in the information technology field, including as Vice President of Information Technology for NYMAGIC, Inc., a multi-line insurance carrier based in New York from August 2006 to August 2008. Ms. Haddad holds a Bachelor of Science degree from Clark University and a Master’s degree in Business Administration from Nova Southeastern University. In addition, Ms. Haddad completed an Executive Management program at INSEAD in Fontainebleau, France.

Paul V. Halter	56

Mr. Halter has been our Executive Vice President and National Director of Field Operations since October 2014. Previously, Mr. Halter had served in a similar capacity for Guarantee Insurance Group since April 2013. From November 2010 to April 2013, Mr. Halter had served as Executive Vice President and Regional Vice President of Guarantee Insurance Group. From September 2008 to April 2009 Mr. Halter was an Executive Vice President with The Resourcing Solutions Group, Inc., a payroll company offering workers’ compensation insurance. Mr. Halter holds a Bachelor of Science degree in Chemistry from the College of Charleston.

Christopher A. Pesch	58

Mr. Pesch has been our Executive Vice President, General Counsel, Chief Legal Officer and Secretary since September 2014. Previously, Mr. Pesch was a corporate, mergers and acquisitions and securities partner at BakerHostetler LLP from August 2013 to September 2014. He held similar roles at Polsinelli PC from June 2011 to August 2013, and at Locke Lord Bissell & Liddell LLP from 2009 to May 2011. Mr. Pesch holds a Bachelor of Arts degree in Mathematics from Lake Forest College and a Juris Doctor degree from Seattle University School of Law.

Thomas Shields	57

Mr. Shields has been our Executive Vice President, Chief Financial Officer and Treasurer since September 2014. Prior to joining us, Mr. Shields was the Chief Financial Officer of Lighting Science Corporation Group, a provider of light emitting diode lighting technology, from August 2012 to August 2014. From July 1999 to February 2012, Mr. Shields served as Chief Operating Officer, Executive Vice President and Chief Financial Officer, and Secretary of Anadigics, Inc., a designer and manufacturer of radio frequency semiconductor solutions. Mr. Shields holds a degree in accounting and a Master’s degree in Business Administration in Finance from Fairleigh Dickinson University.

PROPOSAL NO. 2—RATIFICATION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee has selected BDO USA, LLP to serve as our independent registered public accounting firm for 2016. Although ratification is not required by our By-laws or otherwise, the Board is submitting the selection of BDO USA, LLP to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm. If our stockholders fail to ratify the selection, it will be considered as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

A representative of BDO USA, LLP is expected to be present at the Annual Meeting. The representative will also have the opportunity to make a statement if he or she desires to do so, and the representative is expected to be available to respond to appropriate questions.

The shares represented by your proxy will be voted “FOR” the ratification of the selection of BDO USA, LLP unless you specify otherwise.

Audit and Non-Audit Fees

The following table presents fees for professional services rendered by our independent registered public accounting firm, BDO USA, LLP for the years ended December 31, 2015 and 2014:

	2015	2014
Audit fees(1)	$698	$1,050
Audit-related fees	52	—
Tax fees	—	—
All other fees	—	—
Total:	$750	$1,050

(1)

Audit Fees include services performed in review of the Company’s books and records, disclosures, and estimates for the periods indicated, and services performed related to the Company’s Initial Public Offering and consents in connection with offerings.

The Audit Committee considered whether providing the non-audit services shown in this table was compatible with maintaining BDO USA, LLP’s independence and concluded that it was.

Pre-Approval Policy for Services of Independent Registered Public Accounting Firm

Consistent with SEC rules regarding auditor independence and the Audit Committee’s charter, the Audit Committee has responsibility for engaging, setting compensation for and reviewing the performance of the independent registered public accounting firm. In exercising this responsibility, the Audit Committee has established procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm and, subject to the next sentence, pre-approves all audit and permitted non-audit services provided by any independent registered public accounting firm prior to each engagement. As part of such procedures, the Audit Committee has delegated to its chair the authority to review and pre-approve any such services in between the Audit Committee’s regular meetings. Any such pre-approval will be subsequently considered and ratified by the Audit Committee at the next regularly scheduled meeting.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE ”FOR” THE RATIFICATION OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2016.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee operates pursuant to a charter which is reviewed annually by the Audit Committee. Additionally, a brief description of the primary responsibilities of the Audit Committee is included in this Proxy Statement under the discussion of “The Board of Directors and Certain Governance Matters—Board Committees and Meetings—Audit Committee.” Under the Audit Committee charter, our management is responsible for the preparation, presentation and integrity of our financial statements, the application of accounting and financial reporting principles and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.

In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements of the Company with management and with the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by the applicable standards adopted by the Public Company Accounting Oversight Board. In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm their independence.

Based upon the review and discussions described in the preceding paragraph, the Audit Committee recommended to the Board that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the SEC.

Submitted by the Audit Committee of the Company’s Board of Directors:

Austin Shanfelter, Chair

Michael J. Corey

Quentin P. Smith

Charles H. Walsh

EMERGING GROWTH COMPANY STATUS

We qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act. As a result, we are permitted to and rely on exemptions from certain disclosure requirements that are applicable to other companies that are not emerging growth companies. Accordingly, we have included compensation information for only our Chief Executive Officer and our two most highly compensated executive officers (other than our CEO) serving at fiscal year-end (collectively referred to herein as our “named executive officers”) and have not included a compensation discussion and analysis or tabular compensation information for our executive officers other than the Summary Compensation Table and the Outstanding Equity Awards table. In addition, for so long as we are an emerging growth company, we will not be required to submit certain executive compensation matters to stockholder advisory votes, such as the “say-on-pay” and “say-on-frequency” votes.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes compensation for the years ended December 31, 2015 and 2014 earned by our principal executive officer and our two other most highly-compensated executive officers. These individuals are referred to as our named executive officers.

Name and Principal Position	Year	Salary ($)(1)	Bonus(2)	Stock Awards ($)(3)	Option Awards ($)(4)	All Other Compensation ($)	Total ($)
Steven M. Mariano	2015	1	700,000	—	—	—	700,001
President and Chief Executive Officer	2014	—	—	—	—	—	—

Thomas Shields	2015	395,000	242,072	988,232	1,976,464	12,000	3,613,768
Executive Vice President, Chief Financial Officer, Treasurer

Christopher A. Pesch	2015	435,000	700,483	2,050,300	—	31,451	3,217,234
Executive Vice President, General Counsel, Chief Legal Officer and Secretary

(1)	The amounts reported represent the named executive officer’s base salary earned during the fiscal year covered.
(2)

For Mr. Mariano, includes a special one-time bonus paid on December 30, 2015 under the Acquisition Incentive Plan. For Mr. Shields, includes payments under the Acquisition Incentive Plan of $92,072 and a discretionary bonus payment of $150,000. For Mr. Pesch, includes a special one-time bonus of $300,000 paid on July 1, 2015 pursuant to his employment agreement, payments under the Acquisition Incentive Plan (as discussed below) of $338,983 and a discretionary bonus payment of $61,500.

(3)

Represents the grant date fair value of time-vesting restricted stock granted to Mr. Shields and restricted stock granted to Mr. Pesch computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”). See “Description of Equity Awards” below.

(4)

Represents the grant date fair value of time-vesting stock options computed in accordance with ASC Topic 718, using the assumptions described in footnote (3) above. See “Description of Equity Awards” below.

Narrative Disclosure to Summary Compensation Table

Senior Management Agreements

Mr. Mariano, Mr. Shields and Mr. Pesch entered into an employment agreement with us on December 31, 2014, January 5, 2015 and September 8, 2014, respectively. The terms of Messrs. Mariano’s and Pesch’s employment agreements are substantially the same, but for differences in title, role and as otherwise described below.

The term of Mr. Mariano’s employment agreement continues through December 31, 2017, with automatic renewals for successive 12 month periods. Mr. Mariano receives an annual base salary of $1.00 subject to review by our Compensation Committee on an annual basis. Mr. Mariano is eligible to earn an annual bonus as determined by our Compensation Committee and is entitled to participate in, and receive awards under, any long-term incentive plan maintained by the Company, in each case, as determined by our compensation committee.

The initial term of Mr. Shields’ employment agreement began on September 8, 2014 and continues upon the earlier to occur of (i) Mr. Shields’ death, (ii) a termination by reason of disability, (iii) a termination with or without cause (as defined in his employment agreement) and (iv) a termination by Mr. Shields with or without good reason (as defined in his employment agreement). Mr. Shields’ employment agreement provides for an initial base salary of not less than $395,000, subject to increases as may be approved by the Compensation Committee. The employment agreement also provides that Mr. Shields is eligible to earn (i) a target annual incentive bonus of not less than 100% of his base salary, with the actual annual incentive bonus payable being based upon the level of achievement of Company and individual performance objectives, as determined by the Compensation Committee; (ii) a signing bonus of $50,000, which was payable during the first pay period of Mr. Shields’ full-time employment and (iii) with respect to our 2014 fiscal year, a bonus of not less than $130,000, with the actual amount to be based on achievement of applicable performance objectives. Additionally, the employment agreement provides the following perquisites: (i) an automobile allowance of $1,000 per month and (ii) eight (8) months’ rent for a corporate apartment to be used by Mr. Shields and his family. Mr. Shields also received a grant of 70,588 shares of restricted stock and (b) 141,176 stock options, each vesting one-third (1/3) annually over three (3) years subject to Mr. Shields’ continued employment. Mr. Shields is also eligible to receive additional stock and/or option grants at the discretion of the Board.

The term of Mr. Pesch’s employment agreement continues through December 31, 2017, with automatic renewals for successive 12 month periods. Mr. Pesch’s employment agreement provides for an initial base salary of not less than $435,000, subject to increases as determined by the Board or the compensation committee from time to time. The employment agreement also provides that Mr. Pesch is eligible to earn (i) an annual incentive bonus in an amount determined by the Board or the compensation committee in the first ninety (90) days of the fiscal year; (ii) a signing bonus of $200,000, which was paid within ten days of the effective date of the employment agreement and (iii) a special one-time bonus of $300,000 that was paid on July 1, 2015. Additionally, the employment agreement provides Mr. Pesch with the following perquisites: (i) reimbursement for the initiation fee and membership dues for one private country club (with a tax gross-up payment for the initiation fee) and (ii) an automobile allowance of $1,500 per month (with a tax gross-up payment). Mr. Pesch is also eligible to receive additional stock and/or option grants at the discretion of the Board, including options in an amount equal to one-half of one percent of the outstanding capital stock of our company within one year of the effective date of his employment agreement or upon our initial public offering. As discussed below in “Description of Equity Awards”, Mr. Pesch received a grant of restricted stock upon our initial public offering.

Each of Messrs. Mariano, Shields and Pesch are eligible to receive severance payments under the terms of their respective employment agreements following certain terminations of employment, subject to post-termination restrictive covenants. For a complete description of the terms of the post-termination payments and benefits under the amended employment agreements, see “—Potential Payments upon Termination or Change in Control.”

Outstanding Equity Awards at December 31, 2015

The following table provides information regarding outstanding equity awards made to our named executive officers as of December 31, 2015.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date(2)	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Thomas Shields	1/15/15	—	141,176	—	14.00	1/15/25
	1/15/15						70,588	473,645	—	—

(1)

Reflects outstanding unvested time-vesting stock options. One-third of the time-vesting stock options vest annually over a three-year period that begins on January 15, 2016. See “Description of Equity Awards” below for a description of the vesting terms of the stock options upon certain terminations of employment.

(2)

The expiration date shown is the normal expiration date occurring on the tenth anniversary of the grant date. Options may terminate earlier in certain circumstances, such as in connection with an NEO’s termination of employment.

(3)

Reflects outstanding unvested time-vesting restricted stock. One-third of the time-vesting restricted stock vest annually over a three-year period that begins on January 15, 2016. See “Description of Equity Awards” below for a description of the vesting terms of the restricted stock upon certain terminations of employment.

(4)	Shares are valued based on the $6.71 closing price per share of our common stock on December 31, 2015, as reported by the New York Stock Exchange.

Description of Equity Awards

Neither Mr. Mariano nor Mr. Pesch had any outstanding equity awards at December 31, 2015.

On January 15, 2015, we granted Mr. Shields with an award consisting of (x) 141,176 time-vesting stock options and (y) 70,588 shares of time-vesting restricted stock. Subject to Mr. Shields’ continued employment with us, one-third of these stock options and restricted stock vest each year over a three-year period that begins on January 15, 2016. Generally, in the event Mr. Shields’ employment is terminated, all unvested stock options and restricted stock will be forfeited, except that if Mr. Shields’ employment is terminated (i) without cause during the 24 month period following a change in control of our company or (ii) due to Mr. Shields’ death or disability, the stock options and restricted stock will become fully vested. Following Mr. Shields’ termination of employment, vested stock options will remain exercisable until (i) in the case of a termination for Cause, the date of his termination, (ii) in the case of a termination due to death or disability, one year thereafter, and (iii) in the case of any other termination, 90 days thereafter, provided that, in each case, such exercise period does not extend beyond the original ten-year term of the stock option.

On January 15, 2015, Mr. Pesch received a grant of restricted stock under our 2014 Omnibus Incentive Plan (the “2014 Plan”). Mr. Pesch’s award consisted of 146,450 shares of restricted stock, which fully vested on July 14, 2015, 180 days following our initial public offering.

Non-Equity Incentive Plan Compensation

For the year ended December 31, 2015, the Board evaluated our performance on a periodic basis in consultation with certain of our named executive officers. The Board did not establish a formal annual bonus plan for fiscal year 2015.

Acquisition Incentive Plan under the 2014 Omnibus Incentive Plan

On February 11, 2015, our Compensation Committee adopted the Acquisition Incentive Plan, a cash-based sub-plan adopted under our 2014 Plan to motivate our executive officers and key employees to grow the business through one or more Acquisitions (as defined below) and to promote the retention of such individuals in the Company. Pursuant to the plan, the plan administrator has broad authority to designate participants in the plan, determine the terms and conditions of payment of awards under the plan and establish, amend, suspend, terminate or waive any terms or conditions in accordance with the plan. Our Chief Executive Officer is designated as the plan administrator, except that, with respect to the grant or payment of awards to any executive officer of the company (including our Chief Executive Officer), the Compensation Committee will be the plan administrator. In addition, the Compensation Committee may designate, from time to time, another committee or officer of the company to be the plan administrator.

Under the plan, on or prior to the closing date of any acquisition by the Company or any of its subsidiaries (whether by merger, equity sale, sale of assets or other business combination of the voting or economic interests of any person or business, or subsidiary, division or the assets thereof, but excluding an acquisition that results in a change in control of the company) (each, an “Acquisition”), the plan administrator will establish a bonus pool in accordance with the formula set forth in the plan (which ranges from 1% to 5% of the aggregate consideration paid, or payable, by or on behalf of the company in the Acquisition, whether in the form of cash, stock, debt securities, or otherwise, the “Deal Size”), select participants who will receive an award and determine their allocation of the bonus pool, in its sole discretion (and in consultation with the Executive Vice President of Mergers and Acquisitions). The plan administrator has the discretion to determine the Deal Size relating to any Acquisition (including, without limitation, whether contingent payouts based upon “earn-outs”, amounts placed into escrow or the principal amount of all indebtedness assumed by the company in connection with an Acquisition will be included in such determination). The awards granted to participants under this plan are payable in cash in a lump sum (unless otherwise determined by the plan administrator) on the first payroll date following the closing of an Acquisition (but in no event more than 60 days following such closing); provided that, in the event that the acquired entity, assets or business relating to an Acquisition does not meet or exceed certain target performance measures, objectives or metrics (set by the plan administrator in its discretion, in connection with the entry into or consummation of such Acquisition), then the plan administrator may (i) require repayment of up to 50% of the proceeds of any award paid to the participant in respect of such Acquisition (the “clawback amount”) or (ii) to the extent the participant is employed with us and eligible to participate in the Plan, reduce (including down to zero) such participant’s allocation of any future award in connection with any future Acquisition by the clawback amount.

The Compensation Committee may amend, alter, suspend, waive or terminate the plan at any time, except that no amendment, alteration, suspension, waiver, discontinuance or termination occurring after the closing date of any Acquisition can adversely affect the rights of a participant with respect to any unpaid bonus without such participant’s written consent. The plan will remain in effect until the date the Compensation Committee terminates the plan or the date the 2014 Plan is amended, restated or terminated. The obligations of the company for the payment of awards under the plan are unfunded and unsecured.

In 2015, Mr. Shields and Mr. Pesch received $92,072 and $338,983, respectively, under the Acquisition Incentive Plan.

Other Bonuses

On December 30, 2015, Mr. Mariano received a special one-time bonus of $700,000, which was granted by the Board, in recognition of his efforts and performance in connection with the acquisitions over the course of the year. On February 2, 2016, the Board approved a discretionary one-time bonus of $150,000 to Mr. Shields in recognition of his performance in 2015. In determining the bonus amount, the Board considered Mr. Shields’ effectiveness and contribution to the Company over the course of the year. On July 1, 2015, Mr. Pesch received a special one-time bonus of $300,000, in accordance with the terms of his employment agreement. Mr. Pesch also received a discretionary bonus of $61,500 in 2015 in recognition of his effectiveness and contribution to the Company over the course of the year. See “—Narrative Disclosure to Summary Compensation Table—Senior Management Agreements.”

Potential Payments upon Termination or Change in Control

Steven M. Mariano

Pursuant to the terms of Mr. Mariano’s employment agreement as amended, upon a termination of his employment by us without cause or by Mr. Mariano with good reason, subject to each of his execution and the effectiveness of a general release of claims, and subject to continued compliance with the restrictive covenants contained in his employment agreement,

Mr. Mariano will be entitled to the following severance benefits: (i) a lump sum cash severance payment equal to 200% of the sum Mr. Mariano’s annual salary plus an amount equal to his average annual bonus over the three preceding fiscal years (except that if such termination of Mr. Mariano’s employment occurred within 24 months following a change in control or within six (6) months prior to a change in control, at the request of a participant in the potential acquisition, Mr. Mariano will instead receive an enhanced lump sum cash severance payment equal to 300% of the sum of his annual salary plus average annual bonus over the three preceding fiscal years) and (ii) if continuation of coverage under COBRA is elected by Mr. Mariano, reimbursement for the full cost of coverage under our group health plans for Mr. Mariano and his eligible dependents for a period of 18 months. In the event any payments to Mr. Mariano are subject to excise taxes under Section 4999 of the Internal Revenue Code, such payments will be either paid in full or reduced to a lesser amount which would not result in the imposition of such excise taxes, whichever results in a greater after-tax amount to Mr. Mariano.

Thomas Shields

Pursuant to the terms of Mr. Shields’ employment agreement, upon a termination of employment by us without cause or by Mr. Shields with good reason, subject to his execution and the effectiveness of a general release of claims, and subject to continued compliance with the restrictive covenants contained in his employment agreement, Mr. Shields will be entitled to a pro-rated portion of the annual bonus for the year of his termination based on actual achievement of performance objectives, a severance payment equal to 100% of the sum of his annual salary and target annual bonus at the time of termination payable in twelve (12) monthly installments (except that if such termination of Mr. Shields’ employment occurred within twelve (12) months following a change in control (as defined in the applicable employment agreement) or six (6) months prior to a change in control, Mr. Shields will instead receive enhanced severance equal to 200% of the sum of his annual salary and target annual bonus at the time of termination, payable in twenty-four (24) monthly installments) and Company-subsidized continuation of health coverage under COBRA during the period that severance is paid (or until Mr. Shields is eligible for health coverage under a subsequent employer’s plan, if earlier). In the event any payments to Mr. Shields are subject to excise taxes under Section 4999 of the Internal Revenue Code, such payments will be reduced to a lesser amount which would not result in the imposition of such excise taxes, if such reduction results in Mr. Shields retaining a greater after-tax amount than if he received the full unreduced amount and paid all taxes (including the excise taxes) due.

Christopher Pesch

Pursuant to the terms of Mr. Pesch’s employment agreement, upon a termination of employment by us without cause or by Mr. Pesch with good reason, subject to his execution and the effectiveness of a general release of claims, and subject to continued compliance with the restrictive covenants contained in his employment agreement, Mr. Pesch will be entitled to (i) a lump-sum severance payment equal to 100% of the sum of (x) Mr. Pesch’s annual salary at the time of termination (or, if greater, prior to the occurrence of good reason) and (y) the average bonus for the three (3) fiscal years preceding Mr. Pesch’s termination and (ii) continuation of Company-provided group health plan coverage, at the same level and cost applicable to Mr. Pesch immediately prior to his termination, until the second anniversary of the termination of his employment, except that if such termination of Mr. Pesch’s employment occurred within twelve (12) months following a change in control (as defined in his employment agreement) or six (6) months prior to a change in control, Mr. Pesch will instead receive enhanced severance equal to (i) a lump sum payment of 200% of the sum of (x) Mr. Pesch’s annual salary at the time of termination (or, if greater, prior to the occurrence of good reason) and (y) the average bonus for the three (3) fiscal years preceding Mr. Pesch’s termination and (ii) continuation of Company-provided group health plan coverage, at the same level and cost applicable to Mr. Pesch immediately prior to his termination, until the second anniversary of the termination of his employment. In the event any payments to Mr. Pesch are subject to excise taxes under Section 4999 of the Internal Revenue Code, such payments will be reduced to a lesser amount which would not result in the imposition of such excise taxes.

Restrictive Covenants

Upon any termination of employment for any reason, Messrs. Mariano, Shields’ and Pesch employment agreements each provide for restrictions on the disclosure of confidential information and trade secrets and disparaging the Company, and for a period of 12 months (or (i) in the case of Mr. Mariano, 24 months and (ii) in the case of Mr. Shields, the period that he receives severance payments, if longer) following the date of termination of employment covenants restricting them from engaging in competitive activities and soliciting our employees and clients.

Retirement Plan

Our employees participate in a qualified contributory retirement plan established to qualify as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code of 1986, as amended. The plan covers all employees, including our named executive officers, who may contribute a portion of their eligible compensation to the plan subject to statutory limits imposed by the Internal Revenue Code. Subject to meeting the minimum contribution requirements under the plan, we provide for matching contributions of 50% of employee contributions up to the first 6% of employee contributions.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2015, none of the members of our Compensation Committee has at any time been one of our executive officers or employees. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

COMPENSATION OF DIRECTORS

The following table provides summary information concerning the compensation of the current members of our board of directors for the year ended December 31, 2015. The compensation paid to Steven M. Mariano, who is our President and Chief Executive Officer, is presented in the section entitled “Executive Compensation” above.

Name	Fees Earned or Paid in Cash (US$)	Stock Awards (US$)(1)	All Other Compensation ($)(2)	Total (US$)
Michael J. Corey(3)	—	—	—	—
John R. Del Pizzo	60,000	60,000	25,000	145,000
Austin J. Shanfelter	60,000	60,000	25,000	145,000
Quentin P. Smith	60,000	60,000	25,000	145,000
Charles H. Walsh	60,000	60,000	25,000	145,000

(1)

The amounts reported reflect the aggregate grant date fair value of restricted stock awards granted during fiscal year 2015, calculated in accordance with ASC Topic 718, utilizing the closing price of our common stock on March 2, 2015, the date of grant.

(2)	The amounts reported reflect a one-time cash bonus awarded to the non-management directors.
(3)	Mr. Corey was appointed to the Board on January 22, 2016 and therefore did not receive any compensation from us during the year ended December 31, 2015.

For the year ended December 31, 2015, each of our non-management directors was entitled to director compensation of (i) a cash retainer of $60,000, payable quarterly and (ii) an equity award of $60,000 under our 2014 Plan. On March 2, 2015, we granted 4,438 shares of restricted stock to each of our non-management directors. Such shares became fully vested on April 13, 2015. In addition, on February 2, 2016, the Board approved a one-time cash bonus of $25,000 and a one-time equity award of stock options with an aggregate exercise price of $25,000 to each of our non-management directors, in recognition of efforts taken by the Board in 2015 as the board of directors of a newly public company. The $25,000 cash bonus is reflected in the Director Compensation table set forth above. The award of stock options, which vested in full on the date of grant, will be reported with respect to each of the directors for the 2016 fiscal year. Each of our non-management directors were also reimbursed for reasonable travel and related expenses associated with attendance at board or committee meetings.

OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of shares of our common stock as of March 31, 2016 by (1) each person known to us to beneficially own more than 5% of our outstanding common stock, (2) each of our directors and named executive officers and (3) all of our directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC.

Name	Amount and Nature of Beneficial Ownership	Percent of Common Stock Outstanding
Directors and Executive Officers
Steven M. Mariano (1)	14,756,122	54.3%
Austin J. Shanfelter (2)	604,238	2.2
Christopher A. Pesch (3)	338,495	1.3
John R. Del Pizzo (4)	212,683	*
Thomas Shields	87,446	*
Judith L. Haddad	77,500	*
Charles H. Walsh	70,894	*
Michael Grandstaff	69,976	*
Paul Von Hindenburg Halter, III (5)	42,324	*
Timothy J. Ermatinger	40,882	*
Quentin P. Smith, Jr.	14,531	*
Michael J. Corey	11,456	*
All Directors and Executive Officers as a group	16,326,547	60.1%
5% Beneficial Owners (excluding Directors and Executive Officers)
Edward E. Snow (6)	1,579,166	5.8
All Directors, Executive Officers, and 5% Beneficial Owners	17,905,713	65.9%

*	Indicates less than one percent of common stock.
(1)

Includes 626,428 shares held by the Steven M. Mariano Revocable Trust with Mr. Mariano as trustee, and 1,980,088 shares held by Guarantee Insurance Company which may be deemed to be beneficially owned by Mr. Mariano because Guarantee Insurance Company is controlled by Mr. Mariano. On February 26, 2015, Mr. Mariano has pledged 1,330,380 shares, representing approximately 5.0% of our total shares outstanding, to secure obligations under a credit agreement dated as of April 11, 2013, between Mr. Mariano and UBS Bank USA. In the event of a default under the agreement, UBS Bank USA may foreclose upon any and all of the pledged shares.  Additionally, as of March 31, 2016, Mr. Mariano has pledged 10,525,100 shares of our common stock, representing approximately 38.7% of our total shares outstanding, to secure obligations under a credit agreement dated as of March 11, 2015, between Mr. Mariano and Fifth Third Bank. In the event of a default under the agreement, Fifth Third Bank may foreclose upon any and all of the pledged shares.

Additionally, includes 126,984 unvested restricted stock units issued to employees as of March 31, 2016 for which Mr. Mariano has sole voting power.  Restricted stock units issued to employees vest in three annual installments. Until the vesting of any such units and the issuance of shares thereunder, Mr. Mariano will have a proxy to vote, or act by written consent with respect to, such shares until the earliest to occur of (i) the termination of employment of the individual who was granted such restricted stock units, (ii) sale of such shares to a third party, (iii) the date of our change in control and (iv) the date Mr. Mariano ceases to be our Chief Executive Officer.  Mr. Mariano’s address is c/o Patriot National, Inc., 401 East Las Olas Boulevard, Suite 1650, Fort Lauderdale, Florida, 33301.

(2)	Includes 576,239 shares issued by us to In Touch Holdings LLC for which Mr. Shanfelter has voting and investment power in connection with the Global HR Acquisition.

(3)	Mr. Pesch has pledged the investment account holding his shares to BMO Harris Bank N.A. to secure a loan.

(4)	Includes 65,574 shares held by Mr. Del Pizzo’s spouse and 7,044 shares held by Advanta Trust LLC for which Mr. Del Pizzo shares voting and investment power.

(5)	Includes 1,000 shares held by Mr. Halter’s spouse.

(6)

Based on the Schedule 13G filed with the SEC dated February 22, 2016,  Mr. Snow held sole voting power of 1,579,166 shares and sole dispositive power of 1,579,166 shares. Mr. Snow’s address is 940 West Sproul Road, Suite 103, Springfield, PA 19064.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires officers, directors and persons who beneficially own more than 10% of a company’s common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and the NYSE. Officers, directors and beneficial owners with more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of such reports and written representations from our executive officers and directors, we believe that our executive officers and directors complied with all Section 16(a) filing requirements during 2015, except that Steven Mariano had four late Form 4 filings, Austin Shanfelter had two late Form 4 filings, and each of Paul Halter and Quentin Smith had one late Form 4 filing.

TRANSACTIONS WITH RELATED PERSONS

Statement of Policy Regarding Transactions with Related Persons

Our Board of Directors has adopted a written Related Person Transaction Policy to assist it in reviewing, approving and ratifying transactions with related persons and to assist us in the preparation of related disclosures required by the SEC. This Related Person Transaction Policy supplements our other policies that may apply to transactions with related persons, such as the Corporate Governance Guidelines of our Board of Directors and our Code of Business Conduct and Ethics.

The Related Person Transaction Policy provides that all transactions with related persons covered by the policy must be reviewed and approved or ratified by the Audit Committee or disinterested members of the Board of Directors and that any employment relationship or transaction involving an executive officer and any related compensation must be approved or recommended for the approval of the Board of Directors by the Compensation Committee.

In reviewing transactions with related persons, the Audit Committee or disinterested members of the Board of Directors, as applicable, will consider all relevant facts and circumstances, including, without limitation:

•	the nature of the related person’s interest in the transaction;
•	the material terms of the transaction;
•	the importance of the transaction both to the Company and to the related person;
•	whether the transaction would likely impair the judgment of a director or executive officer to act in the best interest of the Company;
•	whether the value and the terms of the transaction are substantially similar as compared to those of similar transactions previously entered into by the Company with non-related persons, if any; and
•	any other matters that management or the Audit Committee or disinterested directors, as applicable, deem appropriate.

The Audit Committee or disinterested members of the Board of Directors, as applicable, will not approve or ratify any related person transaction unless it determines in good faith that, upon consideration of all relevant information, the related person transaction is in, or is not inconsistent with, the best interests of the Company. The Audit Committee or the disinterested members of the Board of Directors, as applicable, may also conclude, upon review of all relevant information, that the transaction does not constitute a related person transaction and thus that no further review is required under the policy.

Generally, the Related Person Transaction Policy applies to any current or proposed transaction that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K in which:

•	the Company was or is to be a participant;
•	the amount involved exceeds $120,000; and
•

any related person (i.e., a director, director nominee, executive officer, greater than 5% beneficial owner and any immediate family member of such person) had or will have a direct or indirect material interest.

Since our initial public offering, all of the related party transactions described below have been approved in accordance with the Related Person Transaction Policy.

Relationship and Transactions with Guarantee Insurance Group and Guarantee Insurance Company

As of March 31, 2016, Mr. Mariano, our founder, Chairman, President and Chief Executive Officer, beneficially owned 54.3% of the outstanding shares of our common stock and substantially all of the outstanding equity of Guarantee Insurance Group. As a result, our transactions with Guarantee Insurance Group and its subsidiaries, including Guarantee Insurance Company (“Guarantee Insurance”) and Guarantee Underwriters, Inc. (“GUI”), are related party transactions. Mr. Mariano received dividends of $3.5 million from Guarantee Insurance Group in 2015.

Service Fees Received from Guarantee Insurance

We provide brokerage and policyholder services and claims administration services to Guarantee Insurance pursuant to a Services Agreements and the Program Administrator Agreement. We have been providing a full range of brokerage and policyholder services to Guarantee Insurance pursuant to a Program Administrator Agreement since August 6, 2014.

Pursuant to the Services Agreements, we provide our services in connection with claims arising out of insurance policies held or underwritten by Guarantee Insurance. The Services Agreements have various terms and expiration dates ranging from 2018 to 2022, unless otherwise extended or earlier terminated as provided therein. The fees we receive are based, depending on the service provided, upon a percentage of reference premium, flat monthly fees, hourly fees or the savings we achieve, among others.

Pursuant to Program Administrator Agreement, we act as Guarantee Insurance’s exclusive general agent for the purpose of underwriting, issuing and delivering insurance contracts in connection with Guarantee Insurance’s workers’ compensation insurance program. The agreement with Guarantee Insurance remains in effect until terminated by either party upon 180 days’ prior written notice to the other party for cause. Guarantee Insurance may also terminate the agreement, in whole or in part, immediately upon written notice to us in the event of our insolvency or bankruptcy, systematic risk-binding that is not in compliance with the applicable underwriting guidelines or procedures and the occurrence of certain other events. The fees we receive are based upon premiums written for each account bound with Guarantee Insurance.

A portion of the fees that we receive from Guarantee Insurance pursuant to the Services Agreements and the Program Administrator Agreement are for Guarantee Insurance’s account (which we recognize as “fee income from related party”) and a portion of the fees are for the account of reinsurance captive entities to which Guarantee Insurance has ceded a portion of its written risk (which we recognize as “fee income”). As a result, a substantial portion of fee income we recognize from non-related parties is nevertheless derived from our relationship with Guarantee Insurance. For the year ended December 31, 2015, we recognized $144.1 million in total fee income and fee income from related party derived from our contracts and relationships with Guarantee Insurance, and our fee income from related party was $86.9 million. Our total fee income and fee income from related party pursuant to contracts with Guarantee Insurance and our fee income from related party constituted 69% and 41%, respectively, of our total fee income and fee income from related party for the year ended December 31, 2015.

Rent, Administrative and Management Fees Paid to Guarantee Insurance Group

For the year ended December 31, 2014, approximately $1.9 million was paid to Guarantee Insurance Group pursuant to an expense reimbursement agreement dated January 1, 2012, as amended and restated from time to time. We reimbursed Guarantee Insurance Group for rent and certain corporate administrative services costs incurred on our behalf for such costs and are reflected as “allocation of marketing, underwriting and policy issuance costs from related party” in our consolidated statements of operations.

In addition, pursuant to a management services agreement with Guarantee Insurance Group dated January 1, 2012, we paid management fees to Guarantee Insurance Group for management oversight, legal, accounting, human resources and technology support services provided to us. For the year ended December 31, 2014, approximately $5.4 million was paid to Guarantee Insurance Group for such services and are reflected as “management fees paid to related party for administrative support services” in our consolidated statements of operations.

Our administrative functions have been separated from Guarantee Insurance, the expense reimbursement and management services agreements have been terminated, and such expenses are being incurred directly by us from August 6, 2014, including through a sublease agreement with Guarantee Insurance Group, as described below.

Equipment Lease

Effective August 6, 2014, in connection with the GUI Acquisition (as described below), Guarantee Insurance Group assigned to us its rights, and we assumed its obligations under, the master equipment lease agreement, dated as of December 3, 2013, by and among Fifth Third Bank, as lessor, and Guarantee Insurance Group and Mr. Mariano, as co-lessees, which was incurred in respect of the PN InsuranceExpert software system. As co-lessee, Mr. Mariano has agreed, among other things, to maintain no less than $5.0 million of liquidity as long as any obligations are outstanding under this agreement. As of December 31, 2015, the aggregate amount of lease financings pursuant to this agreement was $2.2 million.

Financing Transactions

UBS Credit Agreement

On August 6, 2014, in connection with the Patriot Care Management acquisition (as described below), we and certain of our subsidiaries entered into the UBS Credit Agreement, which provided for a five-year term loan facility in an aggregate principal amount of $57.0 million that would mature on August 6, 2019. The loan was secured by the common stock of one of our subsidiaries, Patriot Care, Inc., and guaranteed by Guarantee Insurance Group and its wholly owned subsidiaries. On January 22, 2015, in connection with our IPO, we prepaid all outstanding borrowings, including accrued interest and applicable prepayment premium under the UBS Credit Agreement.

PennantPark Loan Agreement

On August 6, 2014, in connection with the GUI acquisition (as described below), we and certain of our subsidiaries, as borrowers, and certain of our other subsidiaries and certain affiliated entities, as guarantors, entered into the PennantPark Loan Agreement with PennantPark Investment Corporation, PennantPark Floating Rate Capital Ltd., PennantPark SBIC II LP and PennantPark Credit Opportunities Fund LP (collectively, the “PennantPark Entities”), as lenders. On January 22, 2015, in connection with our IPO, we prepaid all outstanding borrowings, including accrued interest and applicable prepayment premium under the PennantPark Loan Agreement.

Acquisitions

Guarantee Underwriters

On August 6, 2014, we acquired contracts to provide marketing, underwriting and policyholder services and related assets and liabilities from Guarantee Underwriters, Inc., a subsidiary of Guarantee Insurance Group for a total of approximately $55.1 million (the “GUI Acquisition”). The consideration consisted of $30 million in cash, the assumption of certain of GUI’s liabilities, settlement of certain intercompany balances and the retirement of the receivable in the amount of approximately $28.8 million from Guarantee Insurance comprising principal and accrued but unpaid interest under a surplus note made to Guarantee Insurance on November 27, 2013 in connection with our reorganization in 2013.

Patriot Care Management

On August 6, 2014, we acquired the Patriot Care Management business. The Patriot Care Management business had previously been controlled by Mr. Mariano and was sold to MCMC, LLC (“MCMC”), a third party, in 2011. A portion of the consideration received by Mr. Mariano and other stockholders in that sale consisted of MCMC preferred equity. As part of the Patriot Care Management acquisition we issued 3,043,485 of our shares in exchange for MCMC preferred equity to the holders of such preferred equity, including Mr. Mariano, Mr. Del Pizzo and his spouse Arlene Del Pizzo, Mr. Shanfelter, Mr. Ermatinger, Mr. Grandstaff and Mr. Pesch, as consideration for such preferred equity.

Pursuant to a managed care services agreement, dated as of August 6, 2014, we outsource certain medical bill review and related services to MCMC. Mr. Mariano is party to the agreement with respect to certain exclusivity and non-compete provisions. The agreement remains in effect through December 31, 2019 unless earlier terminated by us or MCMC upon 30 days’ written notice for material breach. Subsequent to such initial term the agreement may be terminated by either party upon 90 days’ prior written notice to the other party.

DecisionUR

On February 5, 2015, we purchased 98.8% of the membership interests in DecisionUR, LLC for a purchase price of $2.2 million in cash, from Six Points Investment Partners, LLC, a company wholly owned by Mr. Mariano. Accordingly, upon closing, Mr. Mariano received all of the proceeds from the sale of DecisionUR, LLC.

Vikaran

On April 17, 2015, we acquired Vikaran Solutions, LLC (“Vikaran”) for a purchase price of $8.5 million in cash. Prior to the acquisition, Mr. Mariano held a non-controlling, 45% interest in Vikaran. Upon closing, Mr. Mariano received proceeds of $3.8 million from the sale of Vikaran to us. In connection with the acquisition of Vikaran we also agreed to purchase all of the outstanding stock of Mehta and Pazol Consulting Services Private Limited (“MPCS”), an Indian company which holds

Vikaran’s software development center located in Pune, India, for a purchase price of approximately $1.5 million. We consummated the purchase of 51% of the MPCS stock, and Mr. Mariano received proceeds of $749,850 therefrom.

Global HR

On August 21, 2015, we acquired Global HR Research LLC (“Global HR”) for an aggregate purchase price of $42.0 million payable in cash and shares of our common stock. One of our independent directors, Austin J. Shanfelter, indirectly controlled Global HR through his ownership of the majority of the equity interests in In Touch Holdings LLC (“In Touch”) which owned 75.5% of the equity interests of Global HR. Upon closing, Mr. Shanfelter, through In Touch, received aggregate proceeds of approximately $28.2 million from the sale of Global HR to us, comprised of shares of our common stock and cash. In addition, In Touch will forfeit and return a portion of the consideration to us if Global HR does not meet certain targets.

In addition, in connection with the closing of the Global HR acquisition, we entered into a registration rights agreement with the sellers, including Mr. Shanfelter, pursuant to which we provided the sellers with certain customary “piggyback” registration rights in respect of their shares received as part of the acquisition consideration, subject to cutbacks and other customary provisions.

Stockholders Agreement

In connection with the warrants issued to the PennantPark Entities as part of our reorganization in 2013, we entered into the Stockholders Agreement, which was amended and restated on January 5, 2015 in connection with our IPO. Pursuant to the Stockholders Agreement, Mr. Del Pizzo, one of our directors, has certain customary “piggyback” registration rights with respect to 212,683 shares of our common stock that he now holds. All expenses incurred in connection with a “piggyback” registration will be borne by us, excluding underwriters’ discounts and commissions, which will be borne by the selling party. In addition, we will indemnify the registration rights holders against certain liabilities which may arise under the Securities Act in connection with any offering made pursuant to such registration rights.

In connection with our IPO, we also entered into a new registration rights agreement with Mr. Mariano. This agreement provides him with an unlimited number of “demand” registrations as well as customary “piggyback” registration rights. This new registration rights agreement also provides that we will pay certain expenses relating to such registrations, excluding underwriters’ discounts and commissions, and indemnify Mr. Mariano against certain liabilities which may arise under the Securities Act in connection with any offering made pursuant to such registration rights.

Tax Advisory Services

Del Pizzo & Associates P.C., a tax advisory firm wholly owned by Mr. Del Pizzo, one of our directors, has received payments from us in the amount of approximately $185,100 in the year ended December 31, 2015 for tax advisory services it performed in fiscal year 2015 in respect of entities that are now our subsidiaries. Del Pizzo & Associates P.C. will continue providing similar services for fiscal year 2016.

Loan Arrangements and Receivable from Affiliates

As of December 31, 2015, we had a net receivable from related parties of approximately $0.3 million and $0.2 million due from Mr. Mariano and entities controlled by Mr. Mariano, respectively.

In addition, on December 23, 2015, we and Steven M. Mariano amended the Stock Back-to-Back Agreement, pursuant to which, upon the exercise of the New Warrants, we would purchase a number of shares of our common stock owned by Steven M. Mariano equal to 100% of the shares to be issued in connection with the exercise by the PIPE investors of the New Warrants.

STOCKHOLDER PROPOSALS FOR THE 2017 ANNUAL MEETING

If any stockholder wishes to propose a matter for consideration at our 2017 annual meeting of stockholders (the “2017 Annual Meeting”), the proposal should be mailed by certified mail return receipt requested, to our Secretary, Patriot National, Inc., 401 East Las Olas Boulevard, Suite 1650, Fort Lauderdale, Florida 33301. To be eligible under the SEC’s stockholder proposal rule (Rule 14a-8(e) of the Exchange Act) for inclusion in our proxy statement for the 2017 Annual Meeting, a proposal must be received by our Secretary on or before December 9, 2016. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received.

In addition, our Bylaws permit stockholders to nominate candidates for director and present other business for consideration at our annual meeting of stockholders. To make a director nomination or present other business for consideration at the 2017 Annual Meeting, you must submit a timely notice in accordance with the procedures described in our Bylaws. To be timely, a stockholder’s notice must be delivered to the Secretary at the principal executive offices of our Company not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Therefore, to be presented at our 2017 Annual Meeting, such a proposal must be received on or after January 24, 2017, but not later than February 23, 2017. In the event that the date of the 2017 Annual Meeting is advanced by more than 20 days, or delayed by more than 70 days, from the anniversary date of this year’s Annual Meeting of Stockholders, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to the 2017 Annual Meeting and not later than the close of business on the later of the 90th day prior to the 2017 Annual Meeting or the tenth day following the day on which public announcement of the date of the 2017 Annual Meeting is first made. The Bylaws have additional requirements that must also be followed in connection with submitting nominations or other business at an annual meeting.

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices of internet availability of proxy materials with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies by reducing printing and mailing costs. While the Company does not household, some brokers with account holders who are Patriot stockholders may household proxy materials, delivering a single proxy statement or notice of internet availability of proxy materials to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will generally continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice of internet availability of proxy materials, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can also request prompt delivery of a copy of the proxy statement and annual report by contacting us in writing at Patriot National, Inc., Attn: Corporate Secretary, 401 East Las Olas Boulevard, Suite 1650, Fort Lauderdale, Florida 33301 or by phone at (954) 670-2900.

OTHER BUSINESS

The Board does not know of any other matters to be brought before the meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment.

By Order of the Board of Directors,

Christopher A. Pesch Executive Vice President, General Counsel, Chief Legal Officer and Secretary

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (www.patnat.com) and click on “Financial Information” under the “Investor Relations” heading.

Copies of our Annual Report on Form 10-K for the year ended December 31, 2015, including financial statements and schedules thereto, filed with the SEC, are also available without charge to stockholders upon written request addressed to: Corporate Secretary, 401 East Las Olas Boulevard, Suite 1650, Fort Lauderdale, Florida 33301.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Signature (Joint Owners) Date Date Signature [PLEASE SIGN WITHIN BOX] VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/PN2016 You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. PATRIOT NATIONAL, INC. 401 E. LAS OLAS BLVD. SUITE 1650 FORT LAUDERDALE, FL 33301 E07996-P79097 PATRIOT NATIONAL, INC. The Board of Directors recommends you vote FOR the following proposals: 1. Election of Directors Abstain Against For Nominees: ! ! ! 1a. Steven M. Mariano ! ! ! 1b. Austin J. Shanfelter For Against Abstain ! ! ! 2. Ratification of appointment of BDO USA, LLP as Patriot National's independent public accounting firm. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. For address changes and/or comments, please check this box and write them on the back where indicated. ! Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please print full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. E07997-P79097 Patriot National, Inc. Annual Meeting of Stockholders May 25, 2016, 10:00 AM, Eastern Daylight Time This proxy is solicited by the Board of Directors The undersigned hereby appoints Christopher A. Pesch and Elizabeth M. Hensen, and each of them, as proxies of the undersigned, with full power of substitution, to vote all shares of Patriot National, Inc. held of record by the undersigned on March 30, 2016, at the Annual Meeting of Stockholders of Patriot National, Inc. to be held on Wednesday, May 25, 2016 at 10:00 am, Eastern Daylight Time, and at any and all postponements, continuations, and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the matters listed on the reverse side and in accordance with the instructions designated on the reverse side, with discretionary authority as to any and all other matters that may properly come before the meeting including matters incidental to the conduct of the meeting. IMPORTANT: PLEASE DATE AND SIGN THE REVERSE SIDE. UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS ON ALL PROPOSALS REFERRED TO ON THE REVERSE SIDE. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side

*** Exercise Your Right to Vote *** Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 25, 2016. Meeting Information PATRIOT NATIONAL, INC. Meeting Type: Annual Meeting For holders as of: March 30, 2016 Date: May 25, 2016 Time: 10:00 AM EDT Location: Meeting live via the Internet-please visit www.virtualshareholdermeeting.com/PN2016. The company will be hosting the meeting live via the Internet this year. To attend the meeting via the Internet please visit www.virtualshareholdermeeting.com/PN2016 and be sure to have the information that is printed in the box marked by the arrow (located on the following page). . XXXX XXXX XXXX XXXX PATRIOT NATIONAL, INC. 401 E. LAS OLAS BLVD. SUITE 1650 FORT LAUDERDALE, FL 33301 You are receiving this communication because you hold shares in the company named above.  This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).  We encourage you to access and review all of the important information contained in the proxy materials before voting. E08000-P79097 See the reverse side of this notice to obtain proxy materials and voting instructions.

Before You Vote How to Access the Proxy Materials Proxy Materials Available to VIEW or RECEIVE: NOTICE AND PROXY STATEMENT ANNUAL REPORT How to View Online: Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:   1) BY INTERNET: www.proxyvote.com  2) BY TELEPHONE: 1-800-579-1639  3) BY E-MAIL*: sendmaterial@proxyvote.com * If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line. . XXXX XXXX XXXX XXXX . XXXX XXXX XXXX XXXX Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 11, 2016 to facilitate timely delivery. How To Vote E08001-P79097 Please Choose One of the Following Voting Methods Vote By Internet:  Before The Meeting: Go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow (located on the following page) available and follow the instructions.  During The Meeting: Go to www.virtualshareholdermeeting.com/PN2016. Have the information that is printed in the box marked by the arrow (located on the following page) available and follow the instructions. Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card. . XXXX XXXX XXXX XXXX . XXXX XXXX XXXX XXXX

Voting Items The Board of Directors recommends you vote FOR the following proposals: 1. Election of Directors  Nominees:  1a. Steven M. Mariano  1b. Austin J. Shanfelter 2. Ratification of appointment of BDO USA, LLP as Patriot National's independent public accounting firm. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. E08002-P79097

'

E08003-P79097